Hanesbrands FAQs

Updated November 1, 2018 – New or updated information is in red

General and Current Period FAQs (Guidance comments as of November 1, 2018)

(1) Q: Can you comment on your third-quarter performance?
A: In our third-quarter earnings release, we have provided investors visibility to our results with and without the impact of the Sears Holdings bankruptcy (see Table 5 of the earnings release). Excluding the impact from the Sears Holdings bankruptcy, total company results were in-line with our guidance, benefitting from our business diversification. We continued to make progress toward our long-term goals with a fifth consecutive quarter of constant-currency organic revenue growth, improved profit margins, reduced leverage, and continued strength of Champion globally.

Revenue in the quarter experienced greater-than-expected pressure from foreign exchange rates, but still met the low-end of our guidance range. Continued strong demand for Champion drove better-than-expected performance in both our Activewear and International segments. Activewear segment revenue increased 7% driven by 4% organic growth (Champion and replenishment activewear) and the contributions from Alternative Apparel. International segment organic revenue increased approximately 10% in constant currency with growth in all of our major regions (Asia, Europe and Australia). Innerwear segment revenue declined 7% year over year (Basics down 4% and Intimates down 14%) and was below our outlook due to replenishment orders lagging strong point-of-sale trends. Despite the shipment performance in the quarter, there were a number of positive underlying consumer signals that point to improved Innerwear revenue trends in the fourth quarter (see question 4).

Adjusted gross margin increased 140 basis points over last year driven by favorable mix (principally Champion), contributions from Bras N Things and benefits from acquisition synergies and cost-savings initiatives, which more than offset higher input costs. Excluding the impact of the Sears Holdings bankruptcy, adjusted operating margin increased 50 basis points over last year driven by the improved gross margin performance partially offset by our planned investments to support our growth strategies. We also reduced our debt balance, lowering our leverage to 3.8 times on a net debt-to-adjusted EBITDA basis.

(2) Q: What is factored into your full-year guidance for 2018?
A: Revenue: Our full-year revenue guidance of $6.735 billion to $6.775 billion represents mid-single-digit growth year over year. It includes the following assumptions: (1) approximately $177 million of acquisition contributions from Alternative Apparel (Q1 – Q3) and Bras N Things (from close date through year-end); (2) F/X tailwind of approximately $10 million; and, (3) organic constant-currency growth of approximately 1.5% at the midpoint. Relative to our prior revenue outlook, our current guidance range also incorporates $35 million of incremental headwinds from the combination of the strengthening of the U.S. Dollar since our August update ($20 million) and the removal of Sears Holdings sales from our fourth-quarter outlook ($15 million).

By segment, we expect U.S. Innerwear revenue to be down approximately 3% for the full year. U.S. Activewear is expected to be up mid-single digits for the year driven by approximately 3% organic growth and contributions from the acquisition of Alternative Apparel (Q1 – Q3). For the full-year, our International segment is expected to be up high single-digits on both an organic and an organic constant-currency basis. Bras N Things revenue is additive to the organic assumptions for the International segment.

Operating Profit (GAAP and Adjusted): Our full-year Adjusted Operating Profit guidance of $940 million to $955 million excludes all pretax acquisition, integration, and other charges. It includes the following assumptions: (1) approximately $30 million of acquisition contributions from Alternative Apparel and Bras N Things; and, (2) the change in accounting rules regarding pension expense (see question 14). Relative to our prior outlook, our current guidance range incorporates approximately $23 million of incremental headwinds from the combination of Sears Holdings bankruptcy (third-quarter charge and the removal from our fourth-quarter outlook) and the stronger U.S. Dollar since our August update. Our guidance implies an approximately 50 basis point increase in gross margin and a 50 basis point decline in operating margin year over year (operating margin would be essentially flat excluding the impact from Sears Holdings and foreign exchange rates). Our full-year GAAP Operating Profit guidance of $860 million to $875 million incorporates our Adjusted Operating Profit guidance as well as our assumption of approximately $80 million in acquisition, integration, and other charges.

Interest/Other Expense and Tax Rate: Our guidance assumes approximately $221 million of Interest and Other expense, which includes pension expense that per an accounting rule change moved from SG&A in prior years to Other Expense (see question 14). The increase in Interest and Other expense relative to our prior outlook is due primarily to the impact of higher interest rates throughout the year (approximately half of our total debt is floating rate with the remainder fixed at approximately 4.5%). Our guidance assumes a tax rate approaching 15%, which is lower than our prior outlook due to a couple of positive discrete items in the second half of the year. The net impact of these two items relative to our prior guidance is approximately $2 million of incremental expense.

EPS (GAAP and Adjusted): Our full-year GAAP EPS guidance is $1.50 to $1.54 and our Adjusted EPS guidance, which excludes all pretax acquisition, integration, and other charges, is $1.69 to $1.73. Both ranges include approximately $0.05 of incremental headwind versus our prior guidance due to the combined impact of Sears Holdings and the stronger U.S. Dollar since our August update.

Cash flow from operations: Our full-year guidance range of $625 million to $675 million includes a $15 million pension contribution (there was no contribution in 2017) as well as the one-time approximately $28 million contingent consideration payment for our Champion Europe acquisition (paid in first quarter 2018). The change versus our prior outlook is due to transitory working capital investments to support Champion’s stronger-than-expected global growth as well as the combined after-tax profit impact from Sears Holdings and the stronger U.S. Dollar since our August update (see profit comments above).

Pretax expenses: Our guidance reflects approximately $80 million of pretax acquisition, integration, and other expenses. About a quarter of these charges (approximately $20 million), which we would categorize as ‘other’, are related to a two-year realignment of our supply chain, with the focus on our network in the Western Hemisphere. As our supply chain has become more efficient and productive over time, we believe there are opportunities to further tighten our network to capture additional productivity improvements. The remaining three-quarters of the charges (approximately $60 million) are related to the integration of existing acquisitions. We have completed the integration of Knights Apparel, we expect to be complete with the Hanes Europe and Champion Europe integrations by the end of 2018, and we expect to finish the Hanes Australasia integration by the end of 2019. Looking to 2019, and excluding any future acquisitions, we expect acquisition and integration-related charges, inclusive of all current acquisitions, to be $15 million or less, while we expect the 2019 costs associated with supply chain actions to be in line with 2018.

(3) Q: What is factored into your guidance for Q4 2018?
A: We expect total net sales of $1.70 billion to $1.74 billion, which includes approximately $45 million from the acquisition of Bras N Things as well as an approximate $29 million headwind from the effects of foreign exchange rates as compared to last year. Our revenue guidance implies total revenue growth of 3.3% to 5.7%. Constant-currency organic growth is estimated to be approximately 3.5% at the mid-point, reflecting our expectation for U.S. Innerwear revenue to be consistent with prior year (up 3% excluding Sears Holdings from both periods), approximately 4% growth in U.S. Activewear, and high single-digit organic constant-currency growth in our International segment.

Our guidance for GAAP Operating Profit is $236 million to $251 million. Our guidance for Adjusted Operating Profit, which excludes approximately $15 million of pretax acquisition, integration, and other expenses, is $251 million to $266 million. At the midpoint, our guidance implies 10% growth in adjusted operating profit over prior year and a 70 basis point increase in adjusted operating margin driven by favorable mix, the contribution from Bras N Things as well as SG&A leverage, partially offset by higher input costs. We note that our fourth-quarter guidance excludes all sales to Sears Holdings, which lowered expected revenue by $15 million and operating profit (both GAAP and Adjusted) by approximately $5 million relative to our prior outlook. Our guidance assumes a tax rate approaching 15%. Our guidance for GAAP EPS is $0.42 to $0.46. Our guidance for Adjusted EPS, which excludes pretax acquisition, integration, and other expenses, is $0.46 to $0.50, implying 12% growth at the midpoint when normalizing last year’s tax rate to reflect the impact from tax reform.

(4) Q: Why do you believe U.S. Innerwear revenue can stabilize in the fourth quarter and in 2019?
A: In the third quarter, we saw a number of positive signs in our U.S. Innerwear business that point to improved revenue trends in the fourth-quarter and into 2019. Specifically: (1) we experienced some of the strongest point-of-sale results across our categories that we have seen in years – Basics point-of-sale increased at a low-to-mid single-digit rate each month and Intimates point-of-sale turned positive in September, benefiting from the strong consumer reception to our new shapewear products; (2) our innovation is working, representing 20% of Basics revenue in the quarter, with new product launches planned in 2019; (3) our market share is increasing in Basics and stabilizing in Intimates; and, (4) we are seeing traction in our Intimates revitalization plan with point-of-sale rebounding in the key accounts where we have relaunched with new product offerings. We expect Innerwear sales to be essentially flat in the fourth quarter driven by shipment trends that are aligning with point-of-sale, particularly in Basics, as well as the continuation of our strong point-of-sale trends through October. Looking to 2019, we expect the Innerwear business to be essentially flat; reflecting expanded shelf space in Basics (already secured), the benefits from 2019 price increases (already accepted by retailers – in effect in February), some modest costs to implement the price increase, a conservative view on elasticity, and the removal of Sears Holdings from our forward outlook.

(5) Q: Can you provide any initial thoughts regarding 2019?
A: We will provide full-year 2019 guidance when we report fourth-quarter 2018 results. However, we have some initial thoughts as it relates to a couple of items: (1) In light of current foreign exchange rates, we expect currency to remain a headwind to reported revenue and operating profit in the first half of 2019; (2) we expect the U.S. Innerwear business to be essentially flat; reflecting expanded shelf space in Basics (already secured), the benefits from 2019 price increases (already accepted by retailers – in effect in February), some modest costs to implement the price increase, a conservative view on elasticity, and the removal of Sears Holdings from our forward outlook; (3) based on our bookings visibility through the first half of 2019, we expect strong double-digit revenue growth in Champion, outside the mass channel; (4) we expect to continue to invest in our growth strategies to support our brands; (5) we expect Interest and Other expenses to be essentially flat year over year (see question 2); (6) we expect our tax rate to be approximately 16%; and, (7) we expect to be back within our targeted long-term leverage range in the second half of 2019 (see question 11).

(6) Q: What is the expected impact from the Sears Holdings bankruptcy?
A: Year-to-date, Sears Holdings represented just over 1% total company revenue and less than 1% of total company operating profit, net of the third-quarter charge. Our approach to account for the bankruptcy was to eliminate the exposure upfront, which resulted in a $14 million charge in the third quarter. We took the same approach to our fourth-quarter guidance and removed all sales to Sears Holdings from our forecast, which lowered expected fourth-quarter revenue by $15 million and operating profit (both GAAP and Adjusted) by approximately $5 million. With respect to 2019, while the bankruptcy situation remains fluid, we removed all Sears Holdings sales from our forward assumptions. We would expect this to result in a year over year headwind of roughly $65 million to revenue (Q1 – Q3).

(7) Q: Can you provide an update on the progress toward your 2022 goal of $2 billion in global Champion revenue?
A: At our Investor Day in May 2018, we set a goal to double our Champion revenue, outside the mass channel, from approximately $1 billion in 2017 to $2 billion in 2022, representing a 15% CAGR over five years. On a trailing 12-month basis, Champion sales outside the mass channel were over $1.2 billion at the end of the third quarter. We expect 2018 full-year Champion sales outside the mass channel to exceed $1.3 billion, representing at least 30% constant-currency growth for the year. Based on our bookings, we expect Champion’s strong double-digit revenue growth to continue through the first half of 2019, putting us ahead of schedule in achieving our $2 billion revenue goal.

For the quarter, Global Champion sales, outside the mass channel, grew 40% in constant currency and operating margins continued to expand. Sales growth in the quarter was broad-based, up double-digits in all regions. We also saw growth across global channels of trade, including wholesale, owned-retail and online. Even though we are cycling tougher comparisons, Champion’s growth rate continues to accelerate. Over the past five quarters, constant-currency revenue growth has been 33%, 29%, 32% 39%, and 40%. This is a clear indication that our coordinated global strategy to elevate the Champion brand is driving increased demand for the product. We’ve reunited the brand globally, allowing us to coordinate product design around the world. We have significantly increased our investments, including engaging directly with the consumer through digital platforms. We’re expanding our global points of distribution, including company owned branded stores. These elevation efforts are driving strong demand for the brand across geographies, across product categories, and across channels.

(8) Q: Can you provide any insights into your Champion at mass business?
A: Our Champion at mass business has been in place since 2004. On August 1, 2018, we announced that our retail partner made the decision not to renew the contract after the current agreement expires on January 31, 2020. The Champion at mass business consists of Activewear and Basics products. The Activewear program is a seasonal commitment business with trailing 12-month revenue of approximately $385 million at the end of the third-quarter. The Basics program is a replenishment business with trailing 12-month revenue of approximately $70 million. We have a number of actions already underway to replace the Champion at mass Basics business by transitioning these sales to our Hanes brand and by expanding shelf space gains in Champion-branded Basics outside the mass channel (a portion of our secured 2019 Basics space gains, referred to in question 4, are for our Champion-branded Basics). Trailing 12-month revenue of our entire Champion at mass business declined at a mid-single digit rate. Mass channel bookings through the first half of 2019 are essentially flat with the first half of 2018. As we have visibility into future bookings we will provide additional updates. Trailing 12-month Champion revenue, excluding all products in the mass channel, was over $1.2 billion at the end of the third-quarter.

(9) Q: Could you provide any insights with respect to the progression from your 2018 cash flow from operations guidance to the long-term cash flow scenarios you provided at your May 2018 Investor Day?
A: At our 2018 Investor Day, we highlighted two ‘de-risked’ scenarios – (a)‘base plan’ and (b) ‘base plan with acquisitions’ – to highlight what we believed our business model could generate in terms of operating profit and cash flow over the next several years. Under the ‘base plan’ scenario, beginning with $650 million (midpoint of our 2018 cash flow from operations guidance), if you add: (1) approximately $30 million from the one-time contingent consideration payment for Champion Europe; (2) $80 million of pre-tax acquisition, integration and other charges, which we expect to be complete in 2019; (3) pricing actions to recover input cost inflation; (4) net $50 million from acquisition synergies and cost savings initiatives; (5) the wrap from Bras N Things; and, (6) contributions from a 1% organic revenue compounded annual growth rate, which was part of the base plan assumption; this would generate annual cash flow from operations approaching $900 million in 2020. Adding the contributions from acquisitions (under the ‘base plan with acquisitions’ scenario) would result in $1 billion in annual cash flow from operations in 2020. As a reminder, our 2018 cash flow from operations includes the impact of incremental working capital investments to support Champion’s stronger-than-expected global growth.

(10) Q: Are you impacted by the increased tariffs on products coming into the U.S. from China?
A: Unlike the vast majority of the apparel industry, our exposure to China is minimal. We do not own any manufacturing operations in China. Of our third-party sourced units, China represents a very small portion of the units shipped to the U.S. The impact to our costs is immaterial under the current tariffs in place and would likely be immaterial under any of the additional tariff scenarios currently being considered.

(11) Q: What is your long-term capital allocation strategy and what are your priorities for 2018 and 2019?
A: Our long-term capital allocation strategy is to effectively deploy our significant, consistent cash flow to generate the best long-term returns for our shareholders. Over time, our goal is for our net debt-to-EBITDA to be in a range of 2 to 3 times. Our strategy is to use our cash flow to fund capital investments and our dividend. When we are within our targeted leverage range, we intend to use debt for acquisitions and use excess free cash flow, which is defined as cash from operations less capital expenditures and dividends, to repurchase stock. When we are outside of our targeted leverage range, we plan to use excess free cash flow to pay down debt. As it relates to 2018 and 2019, the first priority is to invest in the business. Capital expenditures are estimated to be $90 million to $100 million in 2018. Our second priority is our dividend. As a result of our seasonal cash flow (i.e. cash use in the first-half of the year) and the timing of our Bras N Things acquisition, our leverage ratio at the end of the third quarter was 3.8 times net debt-to-adjusted EBITDA (versus 3.9 times at the end of the second quarter). Given our leverage is currently outside of our long-term range, our third priority is to use our excess free cash flow to pay down debt, which we began to do in the third quarter. Based on our 2018 guidance, we expect to be approaching 3 times on a net debt-to-adjusted EBITDA basis by the end of 2018. Looking into 2019, we expect to be back within our target leverage range of 2 to 3 times net debt-to-adjusted EBITDA.

(12)	Q: How much did acquisitions contribute to third-quarter revenue and adjusted operating profit results?
A: For the third quarter, acquisitions contributed approximately $48 million in revenue and approximately $8 million in adjusted operating profit, which excludes pretax acquisition, integration, and other charges.

(13)	Q: How big is the consumer-direct channel for Hanesbrands?
A: We define consumer-direct in terms of consumer method of purchase, which in our definition includes owned retail locations as well as all online sales (owned websites, online pure play websites, and traditional retailer websites). Our global consumer-direct sales represented approximately 21% of total company sales in the third quarter of 2018. Specific to online sales, global online sales were approximately 10% of total company sales in the quarter.

(14)	Q: Do you expect any impact from the accounting rule change regarding pension expense?
A: There is an accounting rule change regarding pension expense that became effective at the beginning of 2018. Our pension expense will shift from SG&A to the Interest/Other expense line. Our 2018 guidance (Operating Profit and Interest/Other Expense) reflect the new rule regarding pension expense. Please see the Supplemental Table at www.hanes.com/investors, which recasts 2016 and 2017. Note, this rule change only impacts where these expenses are reflected in the P&L, prior period pretax income will be unchanged under the new rule.

(15)	Q: Do you believe your business model can continue to deliver long-term double-digit total shareholder returns?
A: Yes. We continue to diversify our business model to be in position to provide more consistent organic revenue growth and optimize our strong cash flow. Over the past several years, we have significantly diversified our business model by investing in our core brands, investing in our online operations, and investing in international expansion to provide us with multiple paths for delivering growth and long-term shareholder returns. We believe we have diversified in a way that the combination of our organic and acquisition strategies provides us the ability deliver revenue and EPS growth regardless of short-term challenges. And when you layer on the returns from deploying our significant levels of cash flow, we believe we are well positioned for long-term double-digit total shareholder returns.

(16)	Q: How does a change in currency exchange rates impact your financial results?
A: Changes in exchange rates between the U.S. Dollar and other currencies can impact our financial results in two ways; a translation impact and a transaction impact. The translation impact refers to the impact that changes in exchange rates can have on our published financial results. Similar to many multi-national corporations that publish financial results in U.S. Dollars, our revenue and profit earned in local foreign currencies is translated back into U.S. Dollars using an average exchange rate over the representative period. A period of strengthening in the U.S. Dollar results in a negative impact to our published financial results (because it would take more units of a local currency to convert into a dollar). The opposite is true during a period of weakening in the U.S. Dollar. The transaction impact on financial results is common for apparel companies that source goods because these goods are purchased in U.S. Dollars. The transaction impact from a strengthening dollar would be negative to our financial results (because the U.S. Dollar-based costs would convert into a higher amount of local currency units, which means a higher local-currency cost of goods, and in turn, a lower local-currency gross profit). The transaction impact from exchange rates is typically recovered over time with price increases. However, during periods of rapid change in exchange rates; pricing is unable to change quickly enough. In these situations, it could make sense to hedge the exchange rate exposure in sourcing costs.

***For prior FAQs please see our prior Securities and Exchange Commission reports, including our Current Reports on Form 8-K.***

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Charges for Actions and Reconciliation to GAAP Measures
To supplement our financial guidance prepared in accordance with generally accepted accounting principles, we provide quarterly and full-year results and guidance concerning certain non‐GAAP financial measures, including adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA and adjusted EBITDA.

Adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions. Adjusted net income is defined as net income excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions.

Charges for actions taken in the third quarter and for guidance for the full year primarily represent acquisition-related and integration costs related to Hanes Europe Innerwear, Hanes Australasia, Champion Europe, Alternative Apparel and Bras N Things, and other costs related to supply chain network changes. Acquisition and integration costs include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, facility closures, inventory write-offs, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future depending upon acquisition activity.

We have chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisitions and other actions. We believe these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the company’s ongoing business during each period presented without giving effect to costs associated with the execution and integration of any of the aforementioned actions taken.

In addition to these non-GAAP measures, we have chosen to present EBITDA and adjusted EBITDA to investors because we consider it to be an important supplemental means of evaluating operating performance. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions and stock compensation expense. We believe that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting our capital allocation strategy. EBITDA and Adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

For the third-quarter 2018, we have also chosen to present these non-GAAP measures to investors on a pro forma basis, excluding the effect of the bankruptcy of Sears Holdings Corporation. We believe these pro forma adjusted financial results provide management and investors with increased clarity on the underlying performance of the business.

We are a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to our reported operating results, we also present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation. We believe this information is useful to management and investors to facilitate comparison of operating results and better identify trends in our businesses. To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies. See our press release dated November 1, 2018 to reconcile quarterly and full-year non-GAAP performance measures to the most directly comparable GAAP measure. A copy of the press release is available at www.Hanes.com/investors.

Cautionary Statement Concerning Forward-Looking Statements
These FAQs certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements regarding 2018 financial guidance, as well as statements regarding future impact of the Sears bankruptcy, statements regarding outlook for improvement in demand for the global Champion brand, and assumptions regarding consumer behavior, foreign exchange rates and U.S. tax law and policy are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to properly manage strategic projects; significant fluctuations in foreign exchange rates; our ability to attract and retain a senior management team with the core competencies needed to support our growth in global markets; legal, regulatory, political and economic risks related to our international operations; our ability to successfully integrate acquired businesses; our reliance on a relatively small number of customers for a significant portion of our sales; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.